UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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CIMPRESS PLC
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cimpress plc intends to use the following information in connection with discussions with shareholders to solicit support for proposals outlined in the definitive proxy statement for Cimpress’ Annual General Meeting of Shareholders on November 30, 2021, which was filed with the Securities and Exchange Commission on October 19, 2021 (the "Proxy Statement").

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In Proposal 3 described in the Proxy Statement, we are asking our shareholders to set the minimum price at which we may reissue Cimpress plc ordinary shares from our treasury account at $0 and the maximum price at which we may reissue our treasury shares at 200% of the stock market price per share. Under Irish law, we cannot reissue treasury shares unless our shareholders set a price range. The ordinary shares that we hold in our treasury account consist of shares that we previously repurchased from our shareholders.

Some proxy advisory firms have expressed a concern that the price range in Proposal 3 is too broad and have recommended that shareholders vote against the proposal. Accordingly, we are providing some additional information about how we intend to use our treasury shares and what we will do if Proposal 3 does not pass at our upcoming Annual General Meeting:

•During the next 12 months, we intend to use our treasury shares primarily to satisfy our obligations under equity compensation awards granted to our employees and directors, and it is possible we may also reissue treasury shares for other corporate purposes that may arise. We set a broad price range to give ourselves flexibility to reissue treasury shares for these purposes; for example, when the restricted share unit awards we grant to employees and directors vest, the shares are issued at $0.

•We currently have the ability to reissue our treasury shares until May 25, 2022 at prices between €0.01 and 200% of the stock market price per share. If our shareholders do not approve Proposal 3, we will continue to reissue our treasury shares until May 25, 2022 primarily to satisfy our obligations under our equity compensation awards, as well as for other corporate purposes that may arise, and after that date, we will issue new ordinary shares for such purposes, instead of treasury shares, until we obtain shareholder approval for a similar proposal at a future shareholder meeting.